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[PIPER MARBURY RUDNICK & WOLFE LLP LETTERHEAD]


                                          December 13, 1999




Apartment Investment and Management Company
Colorado Center, Tower Two
2000 South Colorado Boulevard, Suite 2-1000
Denver, Colorado  80222

                       Registration Statement on Form S-3

Ladies and Gentlemen:

     We serve as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement of the Company on Form S-3 (Registration No. 333- ) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for offering by certain selling stockholders of the Company from time to time of up to 510,613 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of the Company. This opinion is being provided at your request in connection with the filing of the Registration Statement.

     The Shares have been or may be issued by the Company from time to time as the result of tenders for redemption of Partnership Common Units, Class One Partnership Preferred Units, or Class Two Partnership Preferred Units issued as a result of acquisitions of property directly or indirectly by a subsidiary of the Company.

     In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a) The Charter of the Company certified by the Maryland State Department of Assessments and Taxation (the "MSDAT");

          (b) The By-Laws of the Company, as amended and restated and in effect on the date hereof;



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                                     Apartment Investment and Management Company
                                                               December 13, 1999
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          (c) The Third Amended and Restated Agreement of Limited Partnership of
     AIMCO Properties, as amended and in effect on the date hereof;

          (d) The minutes of proceedings of the Board of Directors of the Company or a committee thereof relating to (i) its organization and (ii) the authorization of the issuance of the Shares, and the transactions contemplated thereby;

          (e) A short-form Good Standing Certificate for the Company, dated a recent date, issued by the MSDAT;

          (f) A Certificate of Secretary of the Company, dated as of the date hereof, as to certain factual matters (the "Certificate"); and

          (g) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

          (1) The 198,509.21 Shares to be issued upon tender for redemption of the 198,509.21 Partnership Common Units have been duly authorized and, upon tender for redemption of the Partnership Common Units which



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                                     Apartment Investment and Management Company
                                                               December 13, 1999
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     may be exchanged therefor in accordance with their terms and issuance and delivery of stock certificates representing such Shares, will be validly issued, fully paid, and non-assessable.

          (2) The 303,526.79 Shares to be issued upon tender for redemption of the 90,000 Class One Partnership Preferred Units have been duly authorized and, upon tender for redemption of the Class One Partnership Preferred Units which may be exchanged therefor in accordance with their terms (to the extent that the market-based formula results in 213,526.79 additional Shares) and issuance and delivery of stock certificates representing such Shares, will be validly issued, fully paid, and non-assessable.

          (3) The 8,577 Shares to be issued upon tender for redemption of the 8,577 Class Two Partnership Preferred Units have been duly authorized and, upon tender for redemption of the Class Two Partnership Preferred Units which may be exchanged therefor in accordance with their terms (to the extent that the market-based formula results in no additional Shares) and issuance and delivery of stock certificates representing such Shares, will be validly issued, fully paid, and non-assessable.

     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We assume that the issuance of the Shares will not cause the Company to issue shares of Class A Common Stock in excess of the number of such shares authorized by the Company's Charter and will not cause any person to violate any of the Initial Holder Limit, the Look-Through Ownership Limit, or the Ownership Limit provisions of the Company's Charter. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. To the extent that any documents referred to herein are governed by the law of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.



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                                     Apartment Investment and Management Company
                                                               December 13, 1999
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We hereby consent to the filing of this opinion with the Commission as Exhibit
5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

                                       Very truly yours,

                                       /s/  Piper Marbury Rudnick & Wolfe LLP
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